December 16, 1996


Securities and Exchange Commission
Washington, DC  20549

Re:      WIZ Technology, Inc.
         File No. 1-12726

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of WIZ Technology, Inc. dated December 12, 1996. With respect to the paragraphs 1(i), 1(ii) and 1(iii)of Item 4 of that Form 8-K, we agree with the statements contained therein.

With respect to Item 4 paragraph 2, we do not have sufficient knowledge for us to comment on this statement.


Very truly yours,


Grant Thornton LLP